Exhibit 99

GENERAL MILLS REPORTS FISCAL 2015 THIRD-QUARTER RESULTS

Company Reaffirms 2015 Full-year Outlook

MINNEAPOLIS, MINN.—General Mills (NYSE: GIS) today reported results for the third quarter of fiscal 2015.

Third Quarter Results Summary

•	Net sales for the 13 weeks ended Feb. 22, 2015, totaled $4.35 billion, down 1 percent from last year’s third-quarter results due to foreign currency effects. On a constant-currency basis, quarterly net sales grew 3 percent.

•	Segment operating profit totaled $698 million, up 1 percent. In constant currency, segment operating profit rose 3 percent.

•	Diluted earnings per share (EPS) totaled 56 cents compared to 64 cents a year ago.

•	Adjusted diluted EPS, which excludes certain items affecting comparability of results, totaled 70 cents in the third quarter of 2015, up 13 percent from 62 cents in last year’s third quarter. On a constant-currency basis, adjusted diluted EPS grew 15 percent.

Constant-currency net sales, total and constant-currency segment operating profit, adjusted diluted EPS and adjusted diluted EPS growth rate in constant currency are each non-GAAP measures. Please see Note 9 to the Consolidated Financial Statements below for reconciliation of these measures to the relevant GAAP measures.

General Mills Chairman and Chief Executive Officer Ken Powell said, “Our third-quarter results reflect strengthened operating performance. Our U.S. Retail segment posted net sales and profit growth including contributions from the Annie’s business acquired in October 2014. Constant-currency net sales and profit growth accelerated for our International segment. And the Convenience Stores and Foodservice segment led our operating results, with sales up 6 percent and profit up 11 percent.”

Third-quarter net sales of $4.35 billion were 1 percent below year ago-results, as foreign currency exchange reduced net sales growth by 4 percentage points. On a constant-currency basis, net sales grew 3 percent, including 1 point of growth contributed by the Annie’s acquisition. Pound volume was 1 percent below year-ago levels. Net price realization and mix added 4 points of net sales growth. Gross margin was below year-ago levels, primarily reflecting negative product mix and restructuring charges. Selling, general and administrative expenses declined, driven by an 8 percent decrease in advertising and media expense along with cost savings from restructuring actions. Segment operating profit rose 1 percent to $698 million. General Mills posted restructuring and project-related charges totaling $74 million pretax in the third quarter, including $25 million recorded in cost of sales. (Please see the Corporate Items section below for more information on restructuring actions.) Third-quarter net earnings attributable to General Mills totaled $343 million and diluted EPS totaled 56 cents. Adjusted diluted EPS, which excludes restructuring charges and certain other items affecting comparability, totaled 70 cents, up 13 percent from 62 cents in last year’s third quarter. Foreign currency exchange reduced 2015 third-quarter adjusted diluted EPS by approximately 1 cent.

Nine-month Results Summary

•	Net sales through the first nine months of fiscal 2015 totaled $13.3 billion, down 2 percent from $13.6 billion a year ago. On a constant-currency basis, nine-month net sales essentially matched year-ago results.

•	Nine-month segment operating profit totaled $2.24 billion, down 8 percent as reported and down 6 percent in constant currency.

•	Diluted EPS totaled $1.67 compared to $2.18 a year ago.

•	Adjusted diluted EPS totaled $2.11 this year to date, compared to $2.15 a year ago. Foreign currency exchange reduced fiscal 2015 nine-month adjusted diluted EPS by approximately 4 cents.

Through the first nine months of fiscal 2015, U.S. Retail segment dollar market shares increased in categories representing 68 percent of the company’s sales volume in Nielsen-measured outlets. This included market share gains in RTE cereal, yogurt and snacks. U.S. Retail products making particularly strong contributions to nine-month net sales results included Yoplait Original Style and Greek yogurt varieties; Cinnamon Toast Crunch, Nature Valley granola and Cheerios Protein cereals; Fiber One snack bar varieties and Cascadian Farm organic grain snacks. In the Convenience Stores and Foodservice segment, Pillsbury frozen breakfast items, Yoplait yogurt varieties and Big G bowlpack cereals were strong net sales contributors. International products posting strong nine-month sales contributions included Old El Paso dinner kits in Canada, Europe and Australia; Yoki and La Saltena meal products in Latin America; and Häagen-Dazs superpremium ice cream in the Asia / Pacific region.

U.S. Retail Segment Results

Third-quarter net sales for General Mills’ U.S. Retail segment totaled $2.65 billion, up 1 percent from prior-year results. Net price realization and mix contributed 3 points of net sales growth, while lower pound volume reduced sales growth by 2 points. The Annie’s business acquired in October 2014 contributed 2 points of net sales growth and 1 point of pound volume growth. The Yogurt and Snacks operating units drove the quarterly net sales increase. Cereal unit net sales were essentially unchanged from the prior-year level, while the Meals and Baking Products units posted net sales declines for the quarter. U.S. Retail segment operating profit grew 1 percent to $521 million.

Through nine months, U.S. Retail net sales totaled $7.96 billion, down 3 percent from year-ago results, with lower volume contributing 2 points of the net sales decline, and negative price realization and mix contributing 1 point of decline. Segment operating profit of $1.59 billion was 12 percent below prior-year results.

International Segment Summary

Third-quarter net sales for General Mills’ consolidated international businesses decreased 7 percent to $1.23 billion due to foreign exchange effects. Pound volume matched year ago levels, and net price realization and mix added 6 points of net sales growth. This was offset by foreign currency exchange, which reduced net sales growth by 13 points in the third quarter. On a constant-currency basis, international segment net sales grew 6 percent in the quarter, including gains of 3 percent in the Europe region, 4 percent in both the Canada and the Asia / Pacific regions, and 20 percent in Latin America. International segment operating profit totaled $108 million, down 2 percent as reported but up 10 percent in constant currency (Please see Note 9 for reconciliation of non-GAAP measures.)

Through the first nine months of fiscal 2015, International segment net sales totaled $3.91 billion, down 3 percent. Foreign currency exchange reduced net sales growth by 8 percentage points. On a constant-currency basis, net sales grew 5 percent reflecting favorable net price realization and mix. Pound volume essentially matched year ago levels. Nine-month segment operating profit growth totaled $389 million, essentially matching year-ago levels as reported and up 8 percent on a constant-currency basis. (Please see Note 9).

Convenience Stores and Foodservice

Third-quarter net sales for the Convenience Stores and Foodservice segment grew 6 percent to reach $465 million. Net price realization and mix contributed 7 points of net sales growth, while pound volume subtracted 1 point of sales growth. Frozen breakfast items, yogurt, and cereal led sales performance in the quarter. Segment operating profit grew 11 percent to reach $69 million.

Through nine months, Convenience Stores and Foodservice segment net sales grew 4 percent to reach $1.47 billion. Net price realization and mix contributed 5 points of net sales growth, while pound volume subtracted 1 point of growth. Segment operating profit through the first nine months of fiscal 2015 grew 14 percent to $252 million.

Joint Venture Summary

Combined after-tax earnings from the Cereal Partners Worldwide (CPW) and Häagen-Dazs Japan (HDJ) joint ventures totaled $13 million, significantly below prior-year results due to foreign exchange effects and a $4 million asset impairment charge for CPW’s South Africa business. Constant-currency after-tax earnings from joint ventures declined 36 percent. (Please see Note 9 below for reconciliation of this non-GAAP measure.) Constant-currency net sales declined 3 percent for CPW but grew 7 percent for HDJ. Through the first nine months of fiscal 2015, after-tax earnings from joint ventures totaled $66 million, down 9 percent as reported and down 5 percent in constant currency.

Corporate Items

Unallocated corporate items totaled $112 million net expense in the third quarter of fiscal 2015, compared to $19 million net expense a year earlier. Excluding mark-to-market valuation effects, restructuring and project-related charges, Annie’s integration expenses and a $7 million foreign exchange loss in this year’s third quarter related to balance sheet re-measurement for our Venezuelan subsidiary, unallocated corporate items totaled $32 million net expense this year compared to $42 million net expense a year ago.

General Mills recorded restructuring, impairment and other exit costs totaling $49 million pretax during the third quarter. An additional $22 million of restructuring charges and $3 million of project-related charges were recorded in cost of sales.

Net interest expense rose 6 percent to $80 million, reflecting a higher debt level partially offset by a lower average interest rate. The effective tax rate was 25.5 percent in the third quarter. Excluding items affecting comparability, the adjusted effective tax rate was 27.5 percent for the third quarter and 31.3 percent for the first nine months of 2015. (Please see Note 9 for reconciliation of this non-GAAP measure.)

Cash Flow Items

Cash provided by operating activities totaled $1.56 billion through the first nine months of 2015, down from the prior year primarily due to lower net earnings. Cash payments related to restructuring and project-related actions totaled $47 million through the first nine months of 2015. Capital investments through the first nine months totaled $491 million. Dividends paid year-to-date totaled $751 million.

During the first nine months of 2015, General Mills repurchased 22 million shares of common stock for an aggregate purchase price of $1.16 billion. The average number of diluted shares outstanding decreased by 30 million through the first nine months, reflecting the impact of repurchase activity during both fiscal 2014 and 2015.

Outlook

Ken Powell said, “Our operating results are beginning to show the positive effects of our companywide focus on putting the Consumer First. Where we have made improvements to established brands, launched new items, and developed marketing messages that respond to consumers’ evolving preferences, we are seeing growth in our businesses. We’re developing plans for fiscal 2016 designed to build on this momentum and expand the impact of our Consumer First strategic focus.”

General Mills said it continues to expect strong growth in the fourth quarter of fiscal 2015, including incremental contributions from the Annie’s acquisition and the benefit of one extra week in the period. The company also reaffirmed its fiscal 2015 full-year targets. Net sales in constant currency are expected to grow at a low single-digit rate from the 2014 base of $17.9 billion. This includes an estimated 2 points of sales growth from the extra week and incremental sales from the Annie’s acquisition. Total segment operating profit in constant currency is expected to decline at a low single-digit rate from prior-year results of $3.15 billion. Fiscal 2015 adjusted diluted earnings per share are expected to grow at a low-single-digit rate in constant currency from the base of $2.82 earned in fiscal 2014. At current exchange rates, the company estimates a 7-cent reduction to fiscal 2015 adjusted diluted EPS from currency translation.

General Mills will hold a briefing for investors today, March 18, 2015, beginning at 8:30 a.m. Eastern time. You may access the web cast from General Mills’ internet home page: generalmills.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Outlook,” and statements made by Mr. Powell, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in the legal and regulatory environment, including labeling and advertising regulations and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, and energy; disruptions or inefficiencies in the supply chain; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended			Nine-Month Period Ended
	Feb. 22, 2015	Feb. 23, 2014	% Change	Feb. 22, 2015	Feb. 23, 2014	% Change
Net sales	$4,350.9	$4,377.4	(0.6)%	$13,331.5	$13,625.8	(2.2)%
Cost of sales	2,975.0	2,864.7	3.9%	8,897.8	8,738.4	1.8%
Selling, general, and administrative expenses	789.4	842.1	(6.3)%	2,502.1	2,608.4	(4.1)%
Restructuring, impairment, and other exit costs	49.3	—	NM	277.9	3.5	NM

Operating profit	537.2	670.6	(19.9)%	1,653.7	2,275.5	(27.3)%
Interest, net	80.0	75.5	6.0%	235.8	223.0	5.7%

Earnings before income taxes and after-tax earnings from joint ventures	457.2	595.1	(23.2)%	1,417.9	2,052.5	(30.9)%
Income taxes	116.5	200.9	(42.0)%	422.5	679.6	(37.8)%
After-tax earnings from joint ventures	13.1	22.8	(42.5)%	66.2	73.0	(9.3)%

Net earnings, including earnings attributable to redeemable and noncontrolling interests	353.8	417.0	(15.2)%	1,061.6	1,445.9	(26.6)%
Net earnings attributable to redeemable and noncontrolling interests	10.6	6.4	NM	27.1	26.1	NM

Net earnings attributable to General Mills	$343.2	$410.6	(16.4)%	$1,034.5	$1,419.8	(27.1)%

Earnings per share—basic	$0.57	$0.66	(13.6)%	$1.71	$2.24	(23.7)%

Earnings per share—diluted	$0.56	$0.64	(12.5)%	$1.67	$2.18	(23.4)%

Dividends per share	$0.41	$0.38	7.9%	$1.23	$1.14	7.9%

	Quarter Ended			Nine-Month Period Ended
	Feb. 22, 2015	Feb. 23, 2014	Basis Pt Change	Feb. 22, 2015	Feb. 23, 2014	Basis Pt Change
Comparisons as a % of net sales:
Gross margin	31.6%	34.6%	(300)	33.3%	35.9%	(260)
Selling, general, and administrative expenses	18.1%	19.2%	(110)	18.8%	19.1%	(30)
Operating profit	12.4%	15.3%	(290)	12.4%	16.7%	(430)
Net earnings attributable to General Mills	7.9%	9.4%	(150)	7.8%	10.4%	(260)

	Quarter Ended			Nine-Month Period Ended
	Feb. 22, 2015	Feb. 23, 2014	Basis Pt Change	Feb. 22, 2015	Feb. 23, 2014	Basis Pt Change
Comparisons as a % of net sales excluding certain items affecting comparability (a):
Gross margin	33.2%	34.1%	(90)	34.3%	35.6%	(130)
Operating profit	15.3%	14.8%	50	15.7%	16.4%	(70)
Net earnings attributable to General Mills	9.8%	9.1%	70	9.9%	10.2%	(30)

(a)	See Note 9 for a reconciliation of this measure not defined by generally accepted accounting principles (GAAP).

See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended			Nine-Month Period Ended			Fiscal Year
	Feb. 22, 2015	Feb. 23, 2014	% Change	Feb. 22, 2015	Feb. 23, 2014	% Change	2014
Net sales:
U.S. Retail	$2,651.9	$2,618.5	1.3%	$7,957.8	$8,168.0	(2.6)%	$10,604.9
International	1,233.9	1,322.4	(6.7)%	3,906.1	4,046.5	(3.5)%	5,385.9
Convenience Stores and Foodservice	465.1	436.5	6.6%	1,467.6	1,411.3	4.0%	1,918.8

Total	$4,350.9	$4,377.4	(0.6)%	$13,331.5	$13,625.8	(2.2)%	$17,909.6

Operating profit:
U.S. Retail	$520.8	$516.6	0.8%	$1,594.1	$1,810.1	(11.9)%	$2,311.5
International	108.4	110.5	(1.9)%	388.7	389.3	(0.2)%	535.1
Convenience Stores and Foodservice	69.0	62.4	10.6%	252.5	221.4	14.0%	307.3

Total segment operating profit	698.2	689.5	1.3%	2,235.3	2,420.8	(7.7)%	3,153.9
Unallocated corporate items	111.7	18.9	491.0%	303.7	141.8	114.2%	258.4
Divestiture (gain)	—	—	NM	—	—	NM	(65.5)
Restructuring, impairment, and other exit costs	49.3	—	NM	277.9	3.5	NM	3.6

Operating profit	$537.2	$670.6	(19.9)%	$1,653.7	$2,275.5	(27.3)%	$2,957.4

	Quarter Ended			Nine-Month Period Ended
	Feb. 22, 2015	Feb. 23, 2014	Basis Pt Change	Feb. 22, 2015	Feb. 23, 2014	Basis Pt Change
Segment operating profit as a % of net sales:
U.S. Retail	19.6%	19.7%	(10)	20.0%	22.2%	(220)
International	8.8%	8.4%	40	10.0%	9.6%	40
Convenience Stores and Foodservice	14.8%	14.3%	50	17.2%	15.7%	150

Total segment operating profit	16.0%	15.8%	20	16.8%	17.8%	(100)

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except Par Value)

	Feb. 22, 2015	Feb. 23, 2014	May 25, 2014
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$784.2	$847.1	$867.3
Receivables	1,585.3	1,648.1	1,483.6
Inventories	1,585.1	1,559.6	1,559.4
Deferred income taxes	120.7	103.6	74.1
Prepaid expenses and other current assets	389.1	399.2	409.1

Total current assets	4,464.4	4,557.6	4,393.5
Land, buildings, and equipment	3,725.4	3,797.0	3,941.9
Goodwill	8,935.1	8,648.9	8,650.5
Other intangible assets	4,993.3	5,011.7	5,014.3
Other assets	1,264.9	909.8	1,145.5

Total assets	$23,383.1	$22,925.0	$23,145.7

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,481.3	$1,360.3	$1,611.3
Current portion of long-term debt	1,750.6	1,203.8	1,250.6
Notes payable	1,897.9	545.3	1,111.7
Other current liabilities	1,572.7	1,574.2	1,449.9

Total current liabilities	6,702.5	4,683.6	5,423.5
Long-term debt	6,642.6	7,179.6	6,423.5
Deferred income taxes	1,792.7	1,474.4	1,666.0
Other liabilities	1,594.7	1,822.0	1,643.2

Total liabilities	16,732.5	15,159.6	15,156.2

Redeemable interest	801.5	987.3	984.1
Stockholders’ equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5	75.5
Additional paid-in capital	1,293.2	1,216.0	1,231.8
Retained earnings	12,070.4	11,636.5	11,787.2
Common stock in treasury, at cost, shares of 158.6, 138.4 and 142.3	(6,160.1)	(4,979.7)	(5,219.4)
Accumulated other comprehensive loss	(1,837.8)	(1,640.6)	(1,340.3)

Total stockholders’ equity	5,441.2	6,307.7	6,534.8
Noncontrolling interests	407.9	470.4	470.6

Total equity	5,849.1	6,778.1	7,005.4

Total liabilities and equity	$23,383.1	$22,925.0	$23,145.7

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Nine-Month Period Ended
	Feb. 22, 2015	Feb. 23, 2014
Cash Flows—Operating Activities
Net earnings, including earnings attributable to redeemable and noncontrolling interests	$1,061.6	$1,445.9
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	443.7	442.1
After-tax earnings from joint ventures	(66.2)	(73.0)
Distributions of earnings from joint ventures	36.8	41.6
Stock-based compensation	84.5	87.4
Deferred income taxes	31.2	95.8
Tax benefit on exercised options	(56.6)	(45.6)
Pension and other postretirement benefit plan contributions	(35.3)	(37.3)
Pension and other postretirement benefit plan costs	68.3	93.0
Restructuring, impairment, and other exit costs	275.2	(13.8)
Changes in current assets and liabilities, excluding the effects of acquisitions	(182.2)	(186.2)
Other, net	(99.6)	(125.7)

Net cash provided by operating activities	1,561.4	1,724.2

Cash Flows—Investing Activities
Purchases of land, buildings, and equipment	(490.9)	(416.4)
Acquisitions, net of cash acquired	(822.3)	—
Investments in affiliates, net	(92.1)	(46.0)
Proceeds from disposal of land, buildings, and equipment	1.3	5.2
Exchangeable note	—	29.3
Other, net	(4.3)	(2.4)

Net cash used by investing activities	(1,408.3)	(430.3)

Cash Flows—Financing Activities
Change in notes payable	766.4	6.8
Issuance of long-term debt	1,274.6	1,673.0
Payment of long-term debt	(395.6)	(744.5)
Proceeds from common stock issued on exercised options	103.1	42.6
Tax benefit on exercised options	56.6	45.6
Purchases of common stock for treasury	(1,161.7)	(1,403.2)
Dividends paid	(751.3)	(729.4)
Addition of noncontrolling interest	—	17.6
Distributions to noncontrolling and redeemable interest holders	(24.0)	(76.5)
Other, net	(14.6)	(2.2)

Net cash used by financing activities	(146.5)	(1,170.2)

Effect of exchange rate changes on cash and cash equivalents	(89.7)	(18.0)

Increase (decrease) in cash and cash equivalents	(83.1)	105.7
Cash and cash equivalents—beginning of year	867.3	741.4

Cash and cash equivalents—end of period	$784.2	$847.1

Cash Flow from Changes in Current Assets and Liabilities, excluding the effects of acquisitions:
Receivables	$(176.4)	$(207.8)
Inventories	(50.8)	(30.1)
Prepaid expenses and other current assets	(11.7)	36.6
Accounts payable	(18.9)	(18.8)
Other current liabilities	75.6	33.9

Changes in current assets and liabilities	$(182.2)	$(186.2)

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)	The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

Beginning in the first quarter of fiscal 2015, we changed how we assess operating segment performance to exclude the asset and liability remeasurement impact of hyperinflationary economies. This impact is now included in unallocated corporate items. All periods presented have been changed to conform to this presentation.

(2)	Beginning with the second quarter of fiscal 2015, we realigned certain operating units within our U.S. Retail operating segment. We also changed the name of our Yoplait operating unit to Yogurt and our Big G operating unit to Cereal. Frozen Foods transitioned into Meals and Baking Products. Small Planet Foods transitioned into Snacks, Cereal, and Meals. Yogurt was unchanged. We revised the amounts previously reported in the net sales percentage change by operating unit within our U.S. Retail segment. These realignments had no effect on previously reported consolidated net sales, operating segments’ net sales, operating profit, segment operating profit, net earnings attributable to General Mills or earnings per share.

(3)	Venezuela is a highly inflationary economy and as such, we remeasure the value of the assets and liabilities of our Venezuelan subsidiary based on the exchange rate at which we expect to remit dividends in U.S. dollars. In February 2014, the Venezuelan government established a new foreign exchange market mechanism (“SICAD 2”) and at that time indicated that it would be the market through which U.S. dollars would be obtained for the remittance of dividends. On February 12, 2015, the Venezuelan government replaced SICAD 2 with a new foreign exchange market mechanism (“SIMADI”). We expect to be able to access U.S. dollars through the SIMADI market. SIMADI has significantly higher foreign exchange rates than those available through the other foreign exchange mechanisms. In the nine-month period ended February 22, 2015, we recorded a $7 million foreign exchange loss in unallocated corporate items resulting from the remeasurement of assets and liabilities of our Venezuelan subsidiary at the SIMADI rate of 171 bolivars per U.S. dollar. Our Venezuela operations represent less than 1 percent of our consolidated assets, liabilities, net sales, and segment operating profit. As of February 22, 2015, we had $0.4 million of non-U.S. dollar cash balances in Venezuela.

(4)	On October 21, 2014, we acquired Annie’s, Inc. (Annie’s), a publicly traded food company headquartered in Berkeley, California, for an aggregate purchase price of $821.2 million, which we funded by issuing debt. We consolidated Annie’s into our Consolidated Balance Sheets and recorded goodwill of $589.8 million, an indefinite lived intangible asset for the Annie’s brand of $244.5 million and a finite lived customer relationship asset of $23.9 million. The pro forma effects of this acquisition were not material.

(5)	We are currently pursuing several multi-year restructuring initiatives designed to increase our efficiency and focus our business behind our key growth strategies. Charges related to these activities were as follows:

	Quarter Ended		Nine-Month Period Ended
In Millions	Feb. 22, 2015	Feb. 23, 2014	Feb. 22, 2015	Feb. 23, 2014
Cost of sales	$21.9	$—	$40.5	$—
Restructuring, impairment, and other exit costs	49.3	—	277.9	3.5

Total restructuring charges	$71.2	$—	$318.4	$3.5

Project-related costs classified in cost of sales	$2.8	$—	$3.5	$—

During the second quarter of fiscal 2015, we approved Project Catalyst, a restructuring plan to increase organizational effectiveness and reduce overhead expense. In connection with this project, we expect to eliminate approximately 800 positions primarily in the United States. We expect to incur approximately $146 million of net expenses relating to these actions of which approximately $127 million will be cash. We expect these actions to be largely completed by the end of fiscal 2015.

Project Century (Century) is a review of our North American manufacturing and distribution network to streamline operations and identify potential capacity reductions. In addition to the actions taken at certain facilities described below, we incurred $17 million of restructuring charges in the nine-month period ended February 22, 2015 related to Century of which $6 million was cash.

As part of Century, we approved actions in the third quarter of fiscal 2015 to reduce our refrigerated dough capacity and exit our Midland, Ontario, Canada and New Albany, Indiana facilities, which support our U.S. Retail, International and Convenience Stores and Foodservice supply chains. The Midland action will affect approximately 100 positions and we expect to incur approximately $20 million of net expenses relating to this action, of which approximately $12 million will be cash. We recorded $6 million of restructuring charges in the third quarter of fiscal 2015. The New Albany action will affect approximately 400 positions and we expect to incur approximately $88 million of net expense relating to this action of which approximately $44 million will be cash. We recorded $47 million of restructuring charges in the third quarter of fiscal 2015. We anticipate these actions will be completed by the end of fiscal 2018.

During the second quarter of fiscal 2015, we approved a restructuring plan to consolidate yogurt manufacturing capacity and exit our Methuen, Massachusetts facility in our U.S. Retail and Convenience Stores and Foodservice supply chains as part of Century. This action will affect approximately 250 positions. We recorded $9 million of restructuring charges in the third quarter of fiscal 2015 and $35 million in the nine-month period ended February 22, 2015. We expect to incur approximately $70 million of net expenses relating to this action of which approximately $20 million will be cash. We expect this action to be completed by the end of fiscal 2016.

Also as part of Century, during the second quarter of fiscal 2015, we approved a restructuring plan to eliminate excess cereal and dry mix capacity and exit our Lodi, California facility in our U.S. Retail supply chain. This action will affect approximately 430 positions. We recorded $9 million of restructuring charges in the third quarter of fiscal 2015 and $54 million in the nine month period ended February 22, 2015. We expect to incur approximately $100 million of net expenses relating to this action of which approximately $38 million will be cash. We expect this action to be completed by the end of fiscal 2016.

During the first quarter of fiscal 2015, we approved a plan to combine certain Yoplait and General Mills operational facilities within our International segment to increase efficiencies and reduce costs. This action will affect approximately 240 positions. We recorded $14 million of restructuring charges in the nine month period ended February 22, 2015. We expect to incur approximately $15 million of net expenses relating to this action of which approximately $14 million will be cash. We expect this action to be completed in fiscal 2016.

In addition to restructuring charges, we expect to incur approximately $66 million of additional project-related costs all of which will be cash and will be recorded in cost of sales. We recorded $3 million in the third quarter of fiscal 2015 and $4 million in the nine-month period ended February 22, 2015 for project-related costs.

Restructuring charges and project-related costs are summarized as follows:

In Millions	Quarter Ended Feb. 22, 2015		Nine-Month Period Ended Feb. 22, 2015		Estimated Future		Estimated Total		Estimated Savings (a)
	Charge	Cash	Charge	Cash	Charge	Cash	Charge	Cash
Total Century	$69.9	$1.7	$158.8	$8.3	$136	$111	$295	$120
Catalyst	1.3	28.3	146.3	30.1	—	97	146	127
International	—	2.7	13.8	4.7	1	9	15	14
Other	—	—	(0.5)	0.1	—	—	—	—

Total restructuring charges	71.2	32.7	318.4	43.2	137	217	456	261
Project-related costs	2.8	2.8	3.5	3.5	62	62	66	66

Restructuring charges and project-related costs	$74.0	$35.5	$321.9	$46.7	$199	$279	$522	$327	$350

(a)	Cumulative savings targeted by fiscal 2017. Includes savings from SG&A cost reduction projects.

(6)	For the third quarter of fiscal 2015, unallocated corporate expense totaled $112 million compared to $19 million in the same period last year. We recorded a $44 million net increase in expense related to the mark-to-market valuations of certain commodity positions and grain inventories in the third quarter of fiscal 2015, compared to a $23 million net decrease in expense in the third quarter of fiscal 2014. In addition, we recorded $22 million of restructuring charges and $3 million of restructuring initiative project-related costs in the third quarter of fiscal 2015. We also recorded a $7 million foreign exchange loss related to the remeasurement of assets and liabilities of our Venezuelan subsidiary and $4 million of integration costs resulting from the acquisition of Annie’s in the third quarter of fiscal 2015.

For the nine-month period ended February 22, 2015, unallocated corporate expense totaled $304 million compared to $142 million in the same period last year. We recorded a $98 million net increase in expense related to the mark-to-market valuations of certain commodity positions and grain inventories in the nine-month period ended February 22, 2015, compared to a $43 million net decrease in expense in the nine-month period ended February 23, 2014. In addition, we recorded $40 million of restructuring charges and $4 million of restructuring initiative project-related costs in the nine-month period ended February 22, 2015. We also recorded $8 million of integration costs resulting from the acquisition of Annie’s and a $7 million foreign exchange loss related to the remeasurement of assets and liabilities of our Venezuelan subsidiary in the nine-month period ended February 22, 2015.

(7)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended		Nine-Month Period Ended
In Millions, Except per Share Data	Feb. 22, 2015	Feb. 23, 2014	Feb. 22, 2015	Feb. 23, 2014
Net earnings attributable to General Mills	$343.2	$410.6	$1,034.5	$1,419.8

Average number of common shares—basic EPS	598.2	623.5	604.5	633.3
Incremental share effect from: (a)
Stock options	11.1	11.9	11.5	12.3
Restricted stock, restricted stock units, and other	4.5	4.8	4.3	4.6

Average number of common shares—diluted EPS	613.8	640.2	620.3	650.2

Earnings per share—basic	$0.57	$0.66	$1.71	$2.24
Earnings per share—diluted	$0.56	$0.64	$1.67	$2.18

(a)	Incremental shares from stock options and restricted stock units are computed by the treasury stock method.

(7)	The effective tax rate for the nine-month period ended February 22, 2015, was 29.8 percent compared to 33.1 percent for the nine-month period ended February 23, 2014. The 3.3 percentage point decrease was primarily due to certain favorable discrete items and changes in earnings mix by country.

(8)	We have included ten measures in this release that are not defined by generally accepted accounting principles (GAAP): (1) constant-currency net sales growth rates, (2) diluted EPS excluding mark-to-market valuation of certain commodity positions and grain inventories (“mark-to-market effects”), restructuring charges (“restructuring charges”), restructuring initiative project-related costs (“project-related costs”), the impact of currency devaluation in Venezuela (“Venezuela currency devaluation”), and integration costs resulting from the acquisition of Annie’s (“acquisition integration costs”) (collectively, these 5 items are referred to as “certain items affecting comparability” in this footnote), (3) diluted EPS excluding certain items affecting comparability growth rate on a constant-currency basis, (4) total segment operating profit, (5) constant-currency total segment operating profit growth rates, (6) constant-currency International segment operating profit growth rates, (7) constant-currency after-tax earnings from joint ventures, (8) earnings comparisons as a percent of net sales excluding certain items affecting comparability, (9) constant-currency net sales growth rates for our International segment in total and by region, and (10) effective income tax rates excluding certain items affecting comparability. We believe that these measures provide useful supplemental information to assess our operating performance. These measures are reconciled below to the measures as reported in accordance with GAAP, and should be viewed in addition to, and not in lieu of, our diluted EPS and operating performance measures as calculated in accordance with GAAP.

Certain measures in this release are presented excluding the impact of foreign currency exchange. To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

Constant-currency net sales growth rates follow:

	Quarter Ended Feb. 22, 2015
	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange		Percentage Change in Net Sales on Constant Currency Basis
Total Net Sales	(1)%	(4	)pts	3%

	Nine-Month Period Ended Feb. 22, 2015
	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange		Percentage Change in Net Sales on Constant Currency Basis
Total Net Sales	(2)%	(2	)pts	Flat

Diluted EPS excluding certain items affecting comparability and the related constant-currency growth rates follow:

	Quarter Ended			Nine-Month Period Ended			Fiscal Year
Per Share Data	Feb. 22, 2015	Feb. 23, 2014	Change	Feb. 22, 2015	Feb. 23, 2014	Change	2014
Diluted earnings per share, as reported	$0.56	$0.64	(12)%	$1.67	$2.18	(23)%	$2.83
Mark-to-market effects (a)	0.05	(0.02)		0.10	(0.04)		(0.05)
Restructuring charges (b)	0.07	—		0.32	0.01		0.01
Project-related costs (b)	—	—		—	—		—
Venezuela currency devaluation (c)	0.01	—		0.01	—		0.09
Acquisition integration costs (d)	0.01	—		0.01	—		—
Divestiture gain, net (e)	—	—		—	—		(0.06)

Diluted earnings per share, excluding certain items affecting comparability	$0.70	$0.62	13%	$2.11	$2.15	(2)%	$2.82

Foreign currency exchange impact			(2)%			(2)%

Diluted earnings per share growth, excluding certain items affecting comparability, on a constant currency basis			15%			Flat

(a)	See Note 6.
(b)	See Note 5.
(c)	See Note 3. The impact of project-related costs is less than $.01 on diluted EPS for the third quarter and the nine-month period ended February 22, 2015.
(d)	See Note 4.
(e)	During the fourth quarter of fiscal 2014, we sold certain grain elevators in our U.S. Retail segment.

A reconciliation of total segment operating profit to the relevant GAAP measure, operating profit, is included in the Statements of Operating Segment Results.

Constant-currency total segment operating profit growth rates follow:

	Quarter Ended Feb. 22, 2015
	Percentage Change in Total Segment Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Total Segment Operating Profit on Constant Currency Basis
Total Segment Operating Profit	1%	(2	)pts	3%

	Nine-Month Period Ended Feb. 22, 2015
	Percentage Change in Total Segment Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Total Segment Operating Profit on Constant Currency Basis
Total Segment Operating Profit	(8)%	(2	)pts	(6)%

Constant-currency International segment operating profit growth rates follow:

	Quarter Ended Feb. 22, 2015
	Percentage Change in Segment Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Segment Operating Profit on Constant Currency Basis
International Segment Operating Profit	(2)%	(12	)pts	10%

	Nine-Month Period Ended Feb. 22, 2015
	Percentage Change in Segment Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Segment Operating Profit on Constant Currency Basis
International Segment Operating Profit	Flat	(8	)pts	8%

Constant-currency International net sales growth rates follow:

	Quarter Ended Feb. 22, 2015
	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange		Percentage Change in Net Sales on Constant Currency Basis
Europe	(8)%	(11	)pts	3%
Canada	(5)	(9)		4
Asia/Pacific	2	(2)		4
Latin America	(14)	(34)		20

Total International	(7)%	(13	)pts	6%

	Nine-Month Period Ended Feb. 22, 2015
	Percentage Change in Net Sales as Reported (a)	Impact of Foreign Currency Exchange		Percentage Change in Net Sales on Constant Currency Basis
Europe	Flat	(4	)pts	4%
Canada	(8)%	(6)		(2)
Asia/Pacific	2	(1)		3
Latin America	(12)	(30)		18

Total International	(3)%	(8	)pts	5%

Constant-currency after-tax earnings from joint ventures follow:

	Quarter Ended Feb. 22, 2015
	Percentage Change in After-tax Earnings from Joint Ventures as Reported	Impact of Foreign Currency Exchange		Percentage Change in After-tax Earnings from Joint Ventures on Constant Currency Basis
Total Joint Ventures	(43)%	(7	)pts	(36)%

	Nine-Month Period Ended Feb. 22, 2015
	Percentage Change in After-tax Earnings from Joint Ventures as Reported	Impact of Foreign Currency Exchange		Percentage Change in After-tax Earnings from Joint Ventures on Constant Currency Basis
Total Joint Ventures	(9)%	(4	)pts	(5)%

Earnings comparisons as a percent of net sales excluding certain items affecting comparability follow:

	Quarter Ended
In Millions	Feb. 22, 2015		Feb. 23, 2014
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,375.9	31.6%	$1,512.7	34.6%
Mark-to-market effects (b)	43.7	1.0%	(22.8)	(0.5)%
Restructuring charges (c)	21.9	0.5%	—	—%
Project-related costs (c)	2.8	0.1%	—	—%
Venezuela currency devaluation (d)	2.9	—%	—	—%

Adjusted gross margin	$1,447.2	33.2%	$1,489.9	34.1%

Operating profit as reported	$537.2	12.3%	$670.6	15.3%
Mark-to-market effects (b)	43.7	1.0%	(22.8)	(0.5)%
Restructuring charges (c)	71.2	1.6%	—	—%
Project-related costs (c)	2.8	0.1%	—	—%
Venezuela currency devaluation (d)	7.2	0.2%	—	—%
Acquisition integration costs (e)	4.1	0.1%	—	—%

Adjusted operating profit	$666.2	15.3%	$647.8	14.8%

Net earnings attributable to General Mills as reported	$343.2	7.9%	$410.6	9.4%
Mark-to-market effects, net of tax (b)	27.5	0.6%	(14.4)	(0.3)%
Restructuring charges, net of tax (c)	45.4	1.0%	—	—%
Project-related costs, net of tax (c)	1.8	—%	—	—%
Venezuela currency devaluation, net of tax (d)	7.2	0.2%	—	—%
Acquisition integration costs, net of tax (e)	2.5	0.1%	—	—%

Adjusted net earnings attributable to General Mills	$427.6	9.8%	$396.2	9.1%

(a)	Net sales less cost of sales.
(b)	See Note 6.
(c)	See Note 5.
(d)	See Note 3.
(e)	See Note 4.

	Nine-Month Period Ended
In Millions	Feb. 22, 2015		Feb. 23, 2014
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$4,433.7	33.3%	$4,887.4	35.9%
Mark-to-market effects (b)	98.0	0.7%	(43.0)	(0.3)%
Restructuring charges (c)	40.5	0.3%	—	—%
Project-related costs (c)	3.5	—%	—	—%
Venezuela currency devaluation (d)	2.9	—%	—	—%

Adjusted gross margin	$4,578.6	34.3%	$4,844.4	35.6%

Operating profit as reported	$1,653.7	12.4%	$2,275.5	16.7%
Mark-to-market effects (b)	98.0	0.7%	(43.0)	(0.3)%
Restructuring charges (c)	318.4	2.4%	3.5	—%
Project-related costs (c)	3.5	—%	3.5	—%
Venezuela currency devaluation (d)	7.2	0.1%	—	—%
Acquisition integration costs (e)	7.6	0.1%	—	—%

Adjusted operating profit	$2,088.4	15.7%	$2,236.0	16.4%

Net earnings attributable to General Mills as reported	$1,034.5	7.8%	$1,419.8	10.4%
Mark-to-market effects, net of tax (b)	61.7	0.5%	(27.1)	(0.2)%
Restructuring charges, net of tax (c)	197.2	1.5%	3.1	—%
Project-related costs, net of tax (c)	2.2	—%	3.1	—%
Venezuela currency devaluation, net of tax (d)	7.2	0.1%	—	—%
Acquisition integration costs, net of tax (e)	5.2	—%	—	—%

Adjusted net earnings attributable to General Mills	$1,308.0	9.9%	$1,395.8	10.2%

(a)	Net sales less cost of sales.
(b)	See Note 6.
(c)	See Note 5.
(d)	See Note 3.
(e)	See Note 4.

A reconciliation of the effective income tax rate as reported to the effective income tax rate excluding certain items affecting comparability follows:

	Quarter Ended				Nine-Month Period Ended
	Feb. 22, 2015		Feb. 23, 2014		Feb. 22, 2015		Feb. 23, 2014
In Millions	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$457.2	$116.5	$595.1	$200.9	$1,417.9	$422.5	$2,052.5	$679.6
Mark-to-market effects (b)	43.7	16.2	(22.8)	(8.4)	98.0	36.3	(43.0)	(15.9)
Restructuring charges (c)	71.2	25.8	—	—	318.4	116.6	3.5	0.4
Project-related costs (c)	2.8	1.0	—	—	3.5	1.3	3.5	0.4
Venezuela currency devaluation (d)	7.2	—	—	—	7.2	—	—	—
Acquisition integration costs (e)	4.1	1.6	—	—	7.6	2.4	—	—

As adjusted	$586.2	$161.1	$572.3	$192.5	$1,852.6	$579.1	$2,013.0	$664.1

Effective tax rate:
As reported		25.5%		33.8%		29.8%		33.1%
As adjusted		27.5%		33.6%		31.3%		33.0%

(a)	Earnings before income taxes and after-tax earnings from joint ventures.
(b)	See Note 6.
(c)	See Note 5.
(d)	See Note 3.
(e)	See Note 4.